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                                                                   EXHIBIT 99.01
                            ASSET PURCHASE AGREEMENT

        THIS ASSET PURCHASE AGREEMENT (this "AGREEMENT") is entered into as of December 10, 1999 among Symantec Corporation, a Delaware corporation, Symantec Limited, an Irish corporation (collectively, "SYMANTEC"), and BEA Systems, Inc., a Delaware corporation ("BEA") and WB Information Corporation ("ACQUISITION SUB," and together with BEA, "BUYER"). Although this Agreement is entered into as of December 10, 1999, it is the intent of the parties that the assets to be transferred and the liabilities to be assumed will have an effective date as of the Closing anticipated to be December 31, 1999 (the "EFFECTIVE DATE"), such that Buyer will have the benefits and obligations with respect to such transferred assets and assumed liabilities from and after the Effective Date.

                                    RECITALS

        A. Symantec is in the business of developing, marketing and distributing certain software products known as the "Visual Cafe" product line as further described in Exhibit A hereto (the "BUSINESS").

        B. The parties intend that, subject to the terms and conditions hereinafter set forth, Buyer will purchase from Symantec all its right, title and interest in and to the Business, including the software programs existing and under development, derivative works and related technical material and assets used in the Business, as set forth below.

        C. In exchange for the purchase of the assets comprising the Business, Buyer will pay Symantec the Purchase Price (defined below).

                                    AGREEMENT

        NOW, THEREFORE, THE PARTIES HERETO HEREBY AGREE AS FOLLOWS:

        1. PURCHASE AND SALE OF ASSETS

                1.1 SALE AND ASSIGNMENT OF ASSETS. Subject to and on the terms and conditions set forth in this Agreement, Buyer will purchase from Symantec and Symantec will sell, assign, convey, transfer and deliver to Buyer the following assets (collectively the "ASSETS"):

                        (a) All the right, title and interest of Symantec in and to all software programs of Symantec pertaining directly and primarily to the Business, including those described in Exhibit A-1 (the "PROGRAMS"), and in and to all tools owned by Symantec to the extent that they pertain directly and primarily to the Business, including those described in Exhibit A-2 (the "TOOLS"), including, but not limited to, all source codes, computer software programs, algorithms, specifications, encoding techniques, descriptions, layouts, diagrams, reports, test and other data and programs, and all related documentation and information, for the current versions of the Programs and the Tools, including all source code, object code, marketing rights, patents, patent rights,



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patent applications, copyrights, copyright registrations, copyright applications, trademarks, trademark registrations, trademark applications, trade secrets, rights of priority, technology, know-how, inventions, moral rights, vendors lists, confidential and proprietary information related thereto, including the right to secure renewals, reissuances and extensions of the foregoing, and all Derivative Works prepared by or on behalf of Symantec from any of the Programs or Tools. As used in this Agreement, "DERIVATIVE WORK" includes any translation, adaptation, modification, extension, upgrade, improvement, compilation, abridgment or other form in which any of the Programs or Tools may be recast, transformed or adapted where such derivative work would infringe any of the copyrights, including audio-visual copyrights, in any of the Programs or Tools. Notwithstanding the foregoing, Symantec shall retain all rights to, and the term "Assets" shall not include, the software programs specifically described in Exhibit A-3, except to the extent such software programs (the "LICENSED PROGRAMS") are licensed to Buyer pursuant to the License Agreement between the parties entered into concurrently herewith (the "License"). Symantec will also transfer to Buyer, to the extent available, on an AS-IS basis, without warranty, all of the right, title and interest of Symantec in and to all prior versions of the Programs, Tools and Derivative Works, each of which is described in Exhibit A-4 (the "SUPERSEDED PROGRAMS")

                        (b) All right, title and interest of Symantec in and to all software code under development or in use by Symantec on the date of this Agreement to the extent such software code pertains directly and primarily to the Business, including the software code described in Exhibit B (the "DEVELOPMENTS"). The Programs, the Tools and the Developments are collectively referred to herein as the "SOFTWARE PROGRAMS".

                        (c) All Intellectual Property Rights (as defined in
Section 3.10 below) of Symantec, other than as specified in Section 1.1(c) of the Symantec Exception Letter.

                        (d) All right, title and interest of Symantec in and to the following:

                                (i) All licenses, obligations, contracts and
other agreements or commitments of Symantec pertaining directly and primarily to the Business (all such licenses, contracts and other agreements are listed by Symantec in Exhibit C hereto), excluding any licenses, obligations, contracts or other agreements or commitments listed in Section 1.1 of the Symantec Exception Letter (as defined below) or otherwise excluded by agreement of the parties in writing prior to the Closing (as defined in Section 7 below). To the extent that any license, obligation, contract or other agreement or commitment pertaining directly and primarily to the Business that has not been disclosed to Buyer is discovered after the Closing, Buyer will have the right to elect whether or not to have such license, contract or other agreement or commitment assigned to Buyer. The licenses, obligations, contracts and other agreements and commitments to be assigned to Buyer hereunder are referred to herein as the "CONTRACTS."





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                                (ii) The tangible assets used by Symantec in
connection with the Business to be transferred to Buyer, which are listed by Symantec in reasonable detail in Exhibit D hereto (the "TANGIBLE ASSETS"). For purposes of allocating the purchase price for the Assets, such tangible assets will be valued at the net book value therefor as of the Closing.

                                (iii) All end-user licenses and associated
rights to "off-the-shelf" commercial software products used in connection with computer and data processing equipment included in the tangible assets described in (ii) above as set forth in Exhibit D, excluding any licenses, obligations, contracts or other agreements or commitments listed in Section 1.1 of the Symantec Exception Letter or otherwise excluded by agreement of the parties in writing prior to the Closing.

                                (iv) All domain names, URLs, web site contents,
and phone numbers owned by Symantec pertaining directly and primarily to the Business. Each such domain name, URL, web site content, and phone number is set forth in Section 1.1(d) of the Symantec Exception Letter.

                        (e) Accurate and complete copies of Symantec's books and records, or any part thereof, pertaining directly and primarily to the Business, including but not limited to:

                                (i) marketing and sales information, pricing,
marketing plans, business plans, financial and business projections;

                                (ii) correspondence, production records,
employment records;

                                (iii) contracts with vendors, distributors,
resellers, customers and other parties; and

                                (iv) any confidential information which has been
reduced to writing, and other files and records (the "BUSINESS RECORDS"). Notwithstanding the foregoing, the parties agree that Symantec may retain the originals of all Business Records, provided that in the event that such originals are needed for Buyer's operation of the Business after the Closing, the Symantec will cooperate in providing Buyer access thereto.

                        (f) The right to enforce confidentiality, non-disclosure, employee invention and other proprietary rights agreements between Symantec and third parties, employees, consultants and contractors with respect to the Software Programs and the Intellectual Property Rights.

                        (g) All prepaid items (including, but not limited, to those described in Section 1.1(g) of the Symantec Exception Letter), deposits and other similar assets of Symantec resulting from the Business and associated with obligations to be



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assumed by Buyer existing on the Closing Date (the prepaid items, deposits and other similar items to be conveyed to Buyer pursuant hereto are hereinafter collectively referred to as the "PREPAID ITEMS").

                        (h) Except as specifically provided in Section 1.2 of the Symantec Exception Letter, all other intangible assets pertaining directly and primarily to the Business.

                1.2 EXCLUDED ASSETS. Those assets of Symantec related to the Business and listed in Section 1.2 of the Symantec Exception Letter will be retained by Symantec, will not be included in the term "Assets" and will not be sold and transferred to Buyer (the "EXCLUDED ASSETS").

                1.3 CONVEYANCE OF ASSETS. From and after the Closing, Symantec will not retain any further right in or to the Assets. Symantec hereby represents to Buyer that it owns, and it will convey to Buyer at the Closing, the Assets free and clear of any and all restrictions, except as set forth above in Section 1.1 of the Symantec Exception Letter, and free and clear of any and all liabilities, obligations, liens or encumbrances. The Assets will be delivered to Buyer at their current locations; intangible assets will be deemed delivered at Symantec's principal place of business.

                1.4 ASSUMPTION OF LIABILITIES. Buyer will assume, effective on the Closing, only those liabilities and obligations of Symantec which pertain directly and primarily the conduct of the Business and which are (a) entered into or incurred by Buyer from and after the Effective Date, (b) under those Contracts transferred to Buyer pursuant to Section 1.1(d)(i) which are validly assigned to Buyer, (c) that are listed in Section 1.4 of the Symantec Exception Letter, (d) that constitute taxes and charges to be paid by Buyer pursuant to
Section 7.2, (e) that arise under any Employee Plan (as defined in Section 3.13(c) and that has been disclosed to Buyer in writing), (f) that constitute warranty claims or service claims arising from and after the Effective Date which are based on warranties or service commitments disclosed by Symantec to Buyer pursuant to the Symantec Exception Letter, or (g) which are Retention Bonuses (as defined in Section 2.1 below). Buyer will not assume any liabilities or obligations of Symantec of any nature whatsoever, except as expressly provided in the first sentence of this Section 1.4, whether now existing or hereafter arising, including those (i) arising under ERISA (as defined in Section 3.13(c) below), or (ii) except as set forth above in this Section 1.4, arising under any claim existing, accrued or accruing, contingent or otherwise, before the Closing.

        2. PAYMENT FOR PURCHASE AND SALE OF ASSETS

                2.1 AGGREGATE PURCHASE PRICE. The aggregate purchase price to be paid to Symantec by Buyer for the Assets shall be (i) Seventy-Five Million Dollars ($75,000,000.00) less (ii) fifty percent (50%) of the amount of retention bonuses listed in Section 2.1 of the Symantec Exception Letter or Three Hundred Fifty Thousand Dollars



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($350,000) whichever is less (the "RETENTION BONUSES"), payable in cash or by wire transfer ("PURCHASE PRICE").

                2.2 PAYMENT AT CLOSING. The Purchase Price shall be paid to Symantec by Buyer at the Closing.

        3. REPRESENTATIONS AND WARRANTIES OF SYMANTEC

                Symantec hereby represents and warrants, except as set forth in the exception letter, delivered by Symantec to Buyer (the "SYMANTEC EXCEPTION LETTER") herewith (including, without limitation, the section and subsections of the Symantec Exception Letter referred to below in this Article 3) as set forth below. The designation of an item in the Symantec Exception Letter as an exception to any section or subsection of this Agreement shall not cause such item to be an exception to any other applicable section or subsection unless it is evident from the language of the exception itself (as distinguished from the content of any documents listed in the Symantec Exception Letter) that such exception would be applicable to another section or subsection of this Agreement.

                3.1 ORGANIZATION AND GOOD STANDING. Symantec is a corporation duly organized, validly existing and in good standing under the laws of Delaware. Symantec Limited is a corporation duly organized and validly existing and in good standing under the laws of the Republic of Ireland. Symantec is qualified as a foreign corporation in each jurisdiction where the Business is conducted, except where failure to obtain such qualification would not have a material adverse affect on the Business.

                3.2 POWER, AUTHORITY AND VALIDITY.

                        (a) Symantec has the corporate right, power and authority to enter into and perform its obligations under this Agreement. The execution, delivery and performance of this Agreement by Symantec have been duly and validly approved by the Board of Directors of Symantec. No vote of the holders of Symantec's capital stock is required for Symantec to enter into and perform its obligations under this Agreement.

                        (b) Except as set forth in Section 3.2(b) of the Symantec Exception Letter, no filing, authorization or approval, governmental or otherwise, is necessary to enable Symantec to enter into, and to perform its obligations under, this Agreement, except for consents required under the Contracts or other agreements, instruments or commitments disclosed in Section
3.3 of the Symantec Exception Letter as exceptions to the representation made in the last sentence of Section 3.3, and except for filings (the "HSR FILINGS") as may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations thereunder (the "HSR ACT").

                        (c) This Agreement constitutes the valid and binding obligation of Symantec enforceable against it in accordance with its terms, except as to the effect, if any, of (a) applicable bankruptcy, insolvency and other similar laws



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affecting the rights of creditors generally and (b) the effect of general principles of equity, including rules of law governing specific performance, injunctive relief and other equitable remedies.

                3.3 NO VIOLATION. Except as set forth on Section 3.3 of the Symantec Exception Letter, neither the execution and delivery of this Agreement, nor the consummation of the transactions provided for herein, will conflict with, or (with or without notice or lapse of time, or both) result in a termination, breach, impairment or violation of, (a) any provision of the charter documents of Symantec as currently in effect, (b) in any material respect, any Contract or any other agreement, instrument or commitment pertaining directly and primarily to the Business to which Symantec is a party or by which it is bound or (c) any federal, state, local or foreign judgment, writ, decree, order, statute, rule or regulation applicable to Symantec. The consummation of this Agreement and Buyer's acquisition of the Assets and exercise of the rights hereunder in and of themselves will not (x) result in the creation of any lien upon the Assets, (y) require the consent of any third party or (z) have a material adverse effect upon any such Assets or the exercise of any such rights. Except as set forth in Section 3.3 of the Symantec Exception Letter, Symantec is not a party to, or otherwise subject to any provision contained in, any instrument or agreement which restricts or otherwise limits either Symantec's right to transfer the Assets or will restrict Buyer's use thereof after transfer to Buyer.

                3.4 LITIGATION. Except as set forth in Section 3.4 of the Symantec Exception Letter, there is no action, proceeding or investigation pending or threatened in writing against Symantec before any court or administrative agency that, if determined adversely to Symantec, would have a material adverse effect on (a) the present or future value of the Assets, (b) the transfer of any of the Assets to Buyer under this Agreement or (c) the ownership or use, in any respect, of any of the Assets by Symantec or Buyer. There is no valid basis for any person, firm, corporation or entity to assert a claim against Symantec, or against Buyer as successor in interest to Symantec, based upon ownership or rights to ownership of any of the Assets.

                3.5 SYMANTEC FINANCIAL INFORMATION. True and complete copies of certain financial data statements for the Business, as listed in Section 3.5 of the Symantec Exception Letter, have been delivered by Symantec to Buyer (collectively, the "SYMANTEC FINANCIAL STATEMENTS"). The Symantec Financial
Statements: (1) are in accordance with the books and records of Symantec, and
(2) present fairly in all material respects the financial data and cash flows disclosed therein for the periods indicated in such statements. Symantec makes no representations whatsoever regarding any projections, pro forma information or forward-looking information that may have been shared with Buyer. Except as set forth in Schedule 3.5, Symantec has no debt, liability or obligation of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due, secured by the Assets.





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                3.6 TAXES. Symantec has filed all federal, state, local and foreign tax and information returns related to the Business or any of the Assets that are required to be filed, and Symantec has paid all taxes required to be paid in respect of all periods for which such returns have been filed. With respect to the Business, Symantec is not delinquent in the payment of any tax or in the filing of any tax returns, and no deficiencies for any tax have been threatened, claimed, proposed or assessed which have not been settled or paid. For the purposes of this Section 3.6, the terms "tax" and "taxes" include all federal, state, local and foreign income, gains, franchise, excise, property, sales, use, employment, license, payroll, occupation, recording, value added or transfer taxes, governmental charges, fees, levies or assessments (whether payable directly or by withholding), and, with respect to such taxes, any estimated tax, interest and penalties or additions to tax and interest on such penalties and additions to tax.

                3.7 NO PRODUCT OR SERVICE WARRANTY CLAIMS. Except for service and warranty claims pursuant to contract and warranties disclosed in Section 3.7 of the Symantec Exception Letter, neither Symantec nor any of the Software Programs or any other Asset is the subject of any pending or threatened claim for breach of warranty or product liability and there is no valid basis for any such claim or action. Except as set forth in Section 3.7 of the Symantec Exception Letter, there are no contracts for maintenance, bug fix, development or warranty obligations related to the Assets, other than warranties provided in connection with Symantec's standard shrink-wrap end user license agreement and support agreements, which support agreements are listed in Section 3.7 of the Symantec Exception Letter.

                3.8 ABSENCE OF CERTAIN CHANGES. Since October 31, 1999, except as set forth in Section 3.8 of the Symantec Exception Letter, there has not been with respect to Symantec:

                        (a) any change in the financial condition, properties, assets, liabilities, business or operations which change by itself or in conjunction with all other such changes, whether or not arising in the ordinary course of business, has had or could reasonably be expected to have a material adverse effect on the Business or the ownership or use of any of the Assets;

                        (b) any mortgage, encumbrance or lien placed on any of the Assets;

                        (c) any material obligation or liability incurred by Symantec with respect to the Business or any of the Assets;

                        (d) any purchase or sale or other disposition, or any agreement or other arrangement for the purchase, sale or other disposition, of any of the Assets or related to the operation of the Business, other than sales of licenses of the Software Programs in the ordinary course of business, consistent with past practice, for an amount, with respect to each such sale, of less than $50,000;





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                        (e) any damage, destruction or loss, whether or not
covered by insurance, materially and adversely affecting the Assets or the Business;

                        (f) with respect to the Business, any change in the compensation payable or to become payable to the Business Employees, as defined in Section 3.12(e) below; or any bonus payment or arrangement made to or with any of such Business Employees;

                        (g) any payment or discharge of a material lien or liability thereof related to the Business or any of the Assets, which lien or liability was not incurred in the ordinary course of business, consistent with past practices; or

                        (h) any obligation or liability incurred, or loan or advance made, by Symantec to any of the Business Employees, except normal compensation and expense allowances in accordance with past practice.

                3.9 CONTRACTS; TANGIBLE ASSETS.

                        (a) Exhibit C includes a true and complete list and summary of all licenses, instruments, obligations, contracts and other agreements or commitments of Symantec pertaining directly and primarily to the Business or any of the Assets, including all licenses, instruments, obligations, contracts and other agreements or commitments whereby Symantec has acquired ownership or license rights to software code or Intellectual Property Rights used or to be used in any Software Programs or the development thereof or has granted to third parties any license rights to any Software Programs, any Assets or any Intellectual Property Rights. Symantec has provided to Buyer true and complete copies of such licenses, instruments, obligations, contracts and other agreements or commitments. All licenses, instruments, obligations, contracts and other agreements or commitments listed in Exhibit C (i) are valid, binding, enforceable and in full force and effect except as to the effect, if any, of (A) applicable bankruptcy, insolvency and other similar laws affecting the rights of creditors generally and (B) the effect of general principles of equity, including rules of law governing specific performance, injunctive relief and other equitable remedies and (ii) will continue to be so on identical terms to Buyer's benefit immediately following the Closing and all consents or permissions needed to assign any such license, sublicense, contract, agreement or permission has been obtained or will be obtained prior to the Closing, except as indicated in Section 3.9(a) of the Symantec Exception Letter. Except as indicated on Section 3.9(a) of the Symantec Exception Letter, Symantec is not (or, but for the passage of time, would not be) in breach of or default under any material term of any agreement, obligation, contracts or commitment listed on Exhibit C. No penalty or additional payment is required in connection with the sale, assignment or other transfer of any of the Contracts, the Assets or other items to Buyer pursuant to this Agreement.

                        (b) Exhibit D contains an accurate and complete list of the computer clients used primarily by employees of the Business and computer servers used primarily in the operation of the Business. Symantec owns all of the Tangible Assets,



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free and clear of all liens, mortgages, charges or encumbrances (other than for taxes not yet due and payable).

                3.10 INTELLECTUAL PROPERTY. As used herein the term "INTELLECTUAL PROPERTY RIGHTS" means, collectively, all of the following worldwide intangible legal rights pertaining directly and primarily to the Business, including those existing or acquired by ownership, license (but only to the extent such license is the effective equivalent of ownership) or other legal operation, whether or not filed, perfected, registered or recorded, existing as of the Closing Date (as defined in Section 7 below) in or to: (i) all patents, patent applications, patent disclosures and related patent rights, including any and all continuations, divisions, reissues, reexaminations, or extensions thereof which have been filed, issued or acquired by Symantec as of the Closing Date, and all inventions conceived of or reduced to practice as of the Closing Date (the "PATENT RIGHTS"); (ii) all copyrights, whether or not registered, owned by Symantec as of the Closing Date, including all registrations and applications therefor and all moral rights relating thereto (the "COPYRIGHT RIGHTS"); (iii) all trademarks, trade names and service marks, whether or not registered, including all registrations and applications therefor (the "TRADEMARK RIGHTS"); (iv) all trade secrets and know-how; (v) all technology and other intellectual and proprietary rights; (vi) all rights relating to the protection of the foregoing; and (vii) all rights to sue or make any claims for any past, present or future infringement, misappropriation or unauthorized use of the any of the foregoing rights and the right to all income, royalties, damages and other payments that are now or may hereafter become due or payable with respect to any of the foregoing rights, including damages for past, present or future infringement, misappropriate or unauthorized use thereof.

                        (a) Section 3.10 of the Symantec Exception Letter contains a complete and accurate list of Symantec's Patent Rights, registered Copyright Rights and Trademark Rights pertaining directly and primarily to the Business. Symantec has provided Buyer with copies of all such registrations and applications and any licenses granted or received with respect thereto. Symantec is the sole and exclusive owner of or has the exclusive right to use pursuant to license, sublicense, agreement or other valid permission, the all Intellectual Property Rights necessary for the operation of the Business as presently conducted (the present conduct of the Business includes, without limitation, all Software Programs currently under development, whether or not they are currently being marketed by Symantec). Symantec owns and has good title to all of the Software Programs and all of the Intellectual Property Rights, free and clear of all liens, charges, claims or encumbrances (other than for taxes not yet due and payable).

                        (b) The Assets, together with the rights granted to Buyer under the License, include all assets, and intellectual property and proprietary rights necessary to enable Buyer to continue to develop the Developments and to manufacture (except that no manufacturing assets are included, other than intellectual property and proprietary rights), market, distribute, use, license and sell the Software Programs and to otherwise conduct the Business in the manner in which the Business is conducted by Symantec as



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of this date and as it is presently proposed to be conducted by Symantec, and such Assets will be owned or available for use by Buyer immediately following the Closing in the same manner and on the same terms and conditions enjoyed by Symantec prior to the Closing.

                        (c) Symantec has taken all reasonable measures to protect the Intellectual Property Rights. Symantec has no knowledge of any infringement of any of the Intellectual Property Rights by any third party or any instance in which any such measures to protect any of the Intellectual Property Rights have not been taken or have failed in any material respect. There has not been any material loss, cancellation, termination or expiration of any such Intellectual Property Rights. All fees to maintain Symantec's registered rights in the Intellectual Property Rights that are due on or before the Closing Date, including registration, maintenance and prosecution fees, and all professional fees incurred in connection therewith, have been paid.

                        (d) Symantec has delivered to Buyer the standard form of agreement entered into by its present and past employees, consultants and independent contractors with respect to the Intellectual Property Rights and protection of confidential information related to the Business. All present and past employees, consultants and independent contractors have entered into agreements in substantially such form. Symantec is not using in the conduct of the Business any confidential information or trade secrets of any former employer of any of its past or present employees, consultants or independent contractors.

                        (e) The Business, as conducted on the date hereof, does not, and the Business to be conducted by Symantec prior to the Closing will not, and the manufacture, marketing, licensing, sale or other use of Software Programs and all other Assets, as they exist on the Closing Date, do not and will not, cause Symantec or Buyer to infringe, violate or misappropriate any patents, trademarks, service marks, trade names, copyrights, trade secrets, proprietary rights or other intellectual property of any other person or entity. Symantec has not received any written or oral claim or notice of infringement or potential infringement of the intellectual property or proprietary rights of any other person or entity.

                        (f) To Symantec's best knowledge, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any of the Intellectual Property Rights. None of the Intellectual Property Rights is registered in the name of anyone other than Symantec and no one other than Symantec has any interest therein or right thereto, including the right to royalty or other payments.

                        (g) Except as set forth in Section 3.4 of the Symantec Exception Letter, no Contracts or other agreements of Symantec restrict Symantec's or Buyer's ability to operate the Business in any jurisdiction or with respect to any market or industry.





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                        (h) Except as indicated in Section 3.10 of the Symantec
Exception Letter, Symantec is not obligated to pay any royalties or other payments or compensation to any third parties, employees, consultants, contractors, officers, directors, stockholders or others with respect to the Assets or the Intellectual Property Rights.

                        (i) Symantec has made a full, complete and accurate disclosure to Buyer regarding the state of development of the Developments and the Software Programs, including access to the database of all known bugs and deficiencies and their current status of resolution.

                        (j) For the longer of 13 months from the date of this Agreement or the useful life of the Software Programs, all of the Software Programs will perform (including but not limited to the processing of data) in the same manner during and after the year 2000 as they do before the year 2000, without the need to modify or alter any of them in any respect, provided that the foregoing in no event will extend to any affect that non-year 2000 compliant third party hardware, software or data will have on such performance.

                        (k) No governmental or third party funding, grants or resources were utilized in connection with designing, developing, or manufacturing the Software Programs or the Developments or otherwise in conducting the Business and no governmental entity has any rights in or to any of the Assets or the Intellectual Property Rights.

                3.11 SUPPLIERS AND CUSTOMERS. To Symantec's actual knowledge, except as set forth on Section 3.4 of the Symantec Exception Letter, (a) with respect to the Assets and the Business, Symantec has good commercial working relationships with its suppliers and since January 1, 1999 no supplier accounting for two percent (2%) or more of Symantec's purchases of supplies has canceled or otherwise terminated its relationship with Symantec, decreased or limited materially its materials supplied to Symantec from any corresponding period or, to Symantec's best knowledge, threatened to take any such action, and
(b) with respect to the Assets and the Business, no customer of Symantec has threatened to cancel its agreement with Symantec or to bring an action or claim against Symantec.

                3.12 COMPLIANCE WITH LAWS. Except as set forth on Section 3.4 of the Symantec Exception Letter, with respect to the operation of the Business, Symantec has complied, and will be at the Closing Date, in compliance, in all respects material to the Business or any of the Assets, with all applicable laws, ordinances, regulations and rules, and all orders, writs, injunctions, awards, judgments and decrees, applicable to the Business or any of the Assets, including: (a) all applicable federal, state and local laws, ordinances and regulations, and all orders, writs, injunctions, awards, judgments and decrees, and (b) the U.S. Export Administration Act and regulations promulgated thereunder or other laws, regulations, rules, orders, writs, injunctions, judgments or decrees applicable to the export or re-export of any of the Assets. Symantec has received all permits and approvals from, and has made all filing with, third parties, including government agencies and authorities, that are necessary to the conduct of the Business as presently conducted and as presently proposed by Symantec to be conducted.

                3.13 EMPLOYEES.

                        (a) Except as set forth in Section 3.13(a) of the Symantec Exception Letter, Symantec has no employment contract or material consulting agreement with any person engaged in any respect in the Business that is currently in effect and is not terminable at will upon thirty (30) days or less notice (other than agreements with the sole purpose of providing for the confidentiality of proprietary information or assignment of inventions).

                        (b) With respect to the Business, Symantec has never been and is not now (a) subject to a union organizing effort, (b) subject to any collective bargaining agreement with respect to any of its employees employed in the Business, (c) subject to any other contract, written or oral, with any trade or labor union, employees' association or similar organization or (d) a party to any material current labor dispute. Symantec has good labor relations with respect to the Business. Symantec has no knowledge that any Business Employee intends to leave Symantec's employ (other than to become a Buyer employee pursuant to offers made by Buyer to selected employees of Symantec engaged in the Business).

                        (c) Section 3.13(c) of the Symantec Exception Letter contains a list of all pension, retirement, disability, medical, dental or other health plans, life insurance or other death benefit plans, profit sharing, deferred compensation agreements, stock, option, bonus or other incentive plans, vacation, sick, holiday or other paid leave plans, severance plans or other similar employee benefit plans maintained by Symantec with respect to Business Employees (as defined below) (the "EMPLOYEE PLANS"). To the extent requested by Buyer, Symantec has delivered true and complete copies of all the Employee Plans to Buyer or Buyer's counsel. No liability with respect to the Employee Plans will pass to Buyer under the laws of the United States or other applicable laws by virtue of Buyer consummating the transactions contemplated by this Agreement.

                        (d) No Business Employee is, to the best knowledge of Symantec, in material violation of (a) any term of any employment contract, patent disclosure agreement or noncompetition agreement or (b) any other contract or agreement, or any restrictive covenant, relating to the rights of any such employee to be employed by Symantec or to use trade secrets of proprietary information of others.

                        (e) Section 3.13(e) of the Symantec Exception Letter contains a list of all employees, consultants and contractors of Symantec who are, or were at any time during the 6 month period prior to the date of this Agreement, engaged directly and primarily of the Business or who have materially contributed to the development of the Software Programs (the "BUSINESS EMPLOYEES"). Symantec has separately delivered to Buyer information relating to the current compensation (salary and any bonus or other special compensation arrangements), title and responsibilities of the Business Employees as of the date of this Agreement. Symantec has made no representation to any director, officer, employee, consultant or independent contractor regarding future employment by Buyer.

                3.14 DOCUMENTS. Symantec has made available to Buyer for examination all documents and information listed or identified in the exhibits or schedules to this Agreement or the Symantec Exception Letter, or otherwise called for by this Agreement.

                3.15 BOOKS AND RECORDS. The books, records and accounts of Symantec which relate to the Business and Assets (a) are in all material respects true and complete, (b) have been maintained in accordance with good business practices, (c) are stated in reasonable detail (in the context of Symantec's business) and accurately and fairly reflect the financial data and cash flows of or related to the Business or the Assets, as the case may be, and
(d) in all material respects accurately and fairly reflect the basis for the Symantec Financial Statements.

                3.16 NO BROKERS. Symantec is not obligated for the payment of fees or expenses of any investment banker, Broker or finder in connection with the negotiation, execution, delivery or performance of this Agreement or in connection with any transaction provided for herein or therein.

                3.17 INSURANCE. Schedule 3.17 contains a summary of Symantec's insurance policies and coverages in effect applicable to the Assets and the Business.

                3.18 GOVERNMENT CONTRACTS. Symantec has no knowledge of any acts, omissions or noncompliance with regard to any applicable public contracting statute, regulation or contract requirement (whether express or incorporated by reference) relating to any of the Contracts, the Business or any of the Assets with any Government Contract Party (as defined below) in either case that have led to or could lead to, either before or after the Closing Date,
(a) any claim or dispute involving Symantec, the Business or any of the Assets (and/or Buyer as successor in interest to the Assets) and any Government Contract Party or (b) any suspension, debarment or contract termination, or proceeding related thereto. Symantec has no knowledge of any act or omission related to the marketing, licensing or selling to any Government Contract Party of any of Symantec technical data or computer software, the Business or any of the Assets and that has led to or could lead to, either before or after the Closing Date, any material cloud on any of Symantec's rights in and to any of the Assets. For purposes of this Section 3.18, the term "GOVERNMENT CONTRACT PARTY" means any independent or executive agency, division, subdivision, audit group or procuring office of the United States, or any other federal government, including any prime contractor of the federal government and any higher level subcontractor of a prime contractor of the federal government, and including any employees or agents thereof, in each case acting in such capacity.

                3.19 ENVIRONMENTAL MATTERS.

                        (a) Symantec is conducting, and at all times has conducted, the Business and its operations at the facilities or sites at which the Business is now or has previously been conducted by Symantec or any of its predecessors-in-interest (collectively, the "FACILITIES"), in accordance with and in material compliance with all Environmental Laws (as hereinafter defined). "ENVIRONMENTAL LAWS" means all United States, and other federal, state, and local laws and regulations relating to pollution, the protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including laws and regulations relating to emissions, discharges, releases or threatened releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, disposal, transport or handling of Hazardous Materials (as defined below) or relating to occupational health and safety.

                        (b) For the purposes of this Section 3.19, the term "HAZARDOUS MATERIALS" means any hazardous or toxic substance, material or waste which is or becomes prior to the Closing Date regulated under, or defined as a "hazardous substance," "pollutant," "contaminant," "toxic chemical," hazardous material," "toxic substance" or "hazardous chemical" under the Environmental Laws or any other laws applicable to the Business or the Assets.

                        (c) During the period that Symantec has owned or leased the Facilities, there have been no disposals, releases or threatened releases of Hazardous Materials from or any presence thereof on such premises which would have a material adverse effect upon the Business, the Assets or the Symantec Financial Statements. Symantec has no knowledge of any presence, disposals, releases or threatened releases of Hazardous Materials on or from any of the Facilities (including any that may have occurred prior to Symantec having taken possession of any of such premises).

                        (d) There are no outstanding orders, injunctions or decrees against Symantec, nor are there any pending or threatened investigations of any kind against Symantec, concerning any Environmental Laws and there has been no litigation, proceeding or administrative action brought or threatened in writing against Symantec, or any settlement reached by Symantec with, any party or parties alleging the presence, disposal, release or threatened release of any Hazardous Materials on, from or under any of the Facilities which could have a material adverse effect on the Business or the Assets.

                3.20 DISCLOSURE. This Agreement, its exhibits and schedules, and any of the certificates or documents to be delivered by Symantec to Buyer under this Agreement, taken together, (a) contain, and as of the Closing will contain, no untrue statement of a material fact or (b) omit, and as of the Closing will omit, to state no material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which such statements were made, not misleading.

                3.21 SOLVENCY. Symantec is solvent and neither intends or expects to file or seek relief under bankruptcy, insolvency, creditors' relief or similar laws.

        4. REPRESENTATIONS AND WARRANTIES OF BUYER

               Buyer hereby represents and warrants that, except as set forth on the exception letter delivered by Buyer to Symantec (the "BUYER EXCEPTION LETTER") herewith and referred to below in this Article 4:

                4.1 ORGANIZATION AND GOOD STANDING. Each of BEA and Acquisition Sub is a corporation duly organized and validly existing and in good standing under the laws of the State of Delaware, and has the corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted. No vote of the holders of capital stock of BEA or Acquisition Sub is required to enter into and perform its obligations under this Agreement.

                4.2 POWER, AUTHORIZATION AND VALIDITY.

                        (a) Each of BEA and Acquisition Sub has the corporate right, power and authority to enter into and perform its obligations under this Agreement. The execution, delivery and performance of this Agreement have been duly and validly approved by the Board of Directors of each of BEA and Acquisition Sub, and such approval, constitutes the only corporate action required to authorize the execution, delivery and performance by each of BEA and Acquisition Sub of this Agreement.

                        (b) No filing, authorization or approval, governmental or otherwise, is necessary to enable Buyer to enter into, and to perform its obligations under, this Agreement, except for such filings as may be required to comply with the laws of Delaware and except for the HSR Filings.

                        (c) This Agreement constitutes the valid and binding obligation of each of BEA and Acquisition Sub, enforceable against BEA and Acquisition Sub in accordance with its terms, except as to the effect, of any, of (a) applicable bankruptcy, insolvency and other similar laws, affecting the rights of creditors generally and (b) the effect of general principles of equity, including rules of law governing specific performance, injunctive relief and other equitable remedies.

                4.3 NO VIOLATION. Neither execution and delivery of this Agreement nor the consummation of any of the transactions provided for herein, will conflict with, or (with or without notice or lapse of time, or both) result in a termination, breach, impairment or violation of, (a) any provision of the charter documents of either BEA or Acquisition Sub, as currently in effect or
(b) any federal, state, local or foreign judgment, writ, decree, order, statute, rule or regulation applicable to either BEA or Acquisition Sub. Neither BEA nor Acquisition Sub are a party to, or otherwise subject to any provision contained in, any instrument or agreement which prohibits either from entering into this Agreement or consummating the transactions contemplated hereby.

        5. SYMANTEC PRECLOSING COVENANTS

               The following covenants and conditions will apply during the period from the date of this Agreement until the Closing:

                5.1 ADVICE OF CHANGES. Symantec will promptly advise Buyer in writing (a) of any event occurring subsequent to the date of this Agreement which would render any representation or warranty of Symantec contained in this Agreement, if made on or as of the date of such event or the Closing Date, to be untrue or inaccurate in any material respect, and (b) of any material adverse change in the Assets or the Business.

                5.2 OPERATION OF BUSINESS. Commencing upon execution of this Agreement, Symantec shall operate the Business in the ordinary course, consistent with past practices. If Symantec becomes aware of a material deterioration in the relationship with any material customer or supplier of the Business, it will promptly bring such information to the attention of Buyer in writing and, if requested by Buyer, will exert reasonable efforts to restore the relationship. Symantec will provide Buyer with current access to all books, records and information, or parts thereof, pertaining directly and primarily to the Assets and/or the operation of the Business.

                5.3 CONDUCT OF BUSINESS. Except as provided otherwise herein or as approved or as recommended by Buyer, Symantec, with respect to the Assets and the Business, will not, without the prior written consent of Buyer:

                        (a) borrow any money secured by any interest in any of the Assets;

                        (b) enter into any transaction regarding the Business or any of the Assets not in the ordinary course of business or enter into any transaction or capital expenditure (or make any commitment to such) regarding the Business or any of the Assets that involves an expense in excess of $50,000 whether or not in the ordinary course of business;

                        (c) encumber or permit to be encumbered any of the Assets;

                        (d) sell, license, transfer, assign, convey, encumber, or otherwise dispose of any of the Assets or any rights thereto, other than (i) the sale of licenses of Software Programs in the ordinary course of business, consistent with past practice, for an amount, with respect to each such sale, of less than $50,000, and (ii) sales and licenses under Symantec's "value program";

                        (e) take any action to encourage a customer to purchase software programs under Symantec's "value program", other than keeping such program in place without taking action to accelerate purchases under such program;

                        (f) enter into any material lease or contract for the purchase or sale of any property, real or personal, tangible or intangible, used in connection with the Business or any of the Assets;

                        (g) except as previously disclosed to Buyer in writing in Section 3.8(f) of the Symantec Exception Letter, pay any bonus, royalty, increased salary or special remuneration (except pursuant to existing arrangements heretofore disclosed in writing to Buyer) to any Business Employee or enter into any new employment or consulting agreement with any Business Employee, or enter into any new agreement or plan of the type described in
Section 3.13(c) with respect to any Business Employee;

                        (h) amend or terminate any Contract or other agreement or license pertaining directly and primarily to the Business to which it is a party (except pursuant to arrangements previously disclosed in writing to Buyer) except for any change to any Contract, agreement or license which has no adverse effect on the Business or any of the Assets;

                        (i) lend any amount to any Business Employee other than advances for travel and expenses which are incurred in the ordinary course of business consistent with past practice, not material in amount, which travel and expenses shall be documented by receipts for the claimed amounts;

                        (j) waive or release any material right or claim with respect to the Business or any of the Assets;

                        (k) amend its charter documents, to the extent such action will adversely affect the Business or the Assets;

                        (l) license any Intellectual Property Rights or any rights thereto, except in the ordinary course of business, consistent with past practice;

                        (m) enter into any other agreements or commitments affecting any of the Assets, other than agreements or commitments relating to manufacturing, sales or other similar matters entered into in the ordinary course of business, consistent with past practice;

                        (n) hire any new Business Employee or terminate the employment of any existing Business Employee without notice of the same to Buyer or encourage any Business Employee to accept employment with any third party (other than Buyer with respect to those employees who are offered employment by Buyer);

                        (o) effect a material change in any insurance coverage with respect to the Business or any of the Assets; or

                        (p) agree or otherwise commit or create any obligation to do any of the things described in the preceding clauses 5.3(a) through 5.3(q).

                5.4 EMPLOYEE OFFERS. Symantec hereby consents to Buyer extending offers of employment to all or any lesser number of Business Employees, such offers (i) to include (a) comparable salary, seniority, and job title terms as the Business Employees currently have with Symantec and (b) comparable benefits to those offered to similarly situated employees of BEA, and (ii) to be contingent upon the Closing. To facilitate such process, Symantec will cooperate with Buyer in identifying those Business Employees that Buyer may wish to hire and will provide Buyer with reasonable access to and the opportunity to meet and interview any Business Employee for the purpose of negotiating offers of employment contingent upon the Closing. Symantec will use its reasonable efforts to retain Business Employees as employees through the Closing Date and assist Buyer in securing the employment, commencing on the Closing Date, of those Business Employees to whom Buyer (or an affiliate designated by Buyer) makes offers of employment. Symantec hereby waives, with respect to the employment by Buyer of such Business Employees who accept offers of employment from Buyer, any claims or rights Symantec may have against Buyer with respect to such offer of employment. Symantec understands and acknowledges that any such Business Employees hired by Buyer shall be treated as "new hires" and Buyer's sole obligation to Symantec or such Business Employees shall be as set forth in the Transition Agreement (as defined below).

                5.5 REGULATORY APPROVALS. Symantec will execute and file, or assist in the execution and filing, of any application or other document that may be necessary in order to obtain the authorization, approval or consent of any governmental body, federal, state, local or foreign which may be reasonably required under the laws of the United States or otherwise, or which Buyer may reasonably request, in connection with the consummation of the transactions provided for in this Agreement. Symantec will use reasonable efforts to obtain or assist Buyer in obtaining all such authorizations, approvals and consents, and Buyer agrees to pay the reasonable costs for the same. Without limiting the generality of the foregoing, Symantec and Buyer shall, promptly after the date of this Agreement, prepare and file the notifications required under the HSR Act in connection with the transactions contemplated by this Agreement. Symantec and Buyer shall respond as promptly as practicable to (i) any inquiries or requests received from the Federal Trade Commission or the Department of Justice for additional information or documentation and (ii) any inquiries or requests received from any state attorney general or other governmental body in connection with antitrust or related matters. Each of Symantec and Buyer shall
(1) give the other party prompt notice of the commencement of any proceeding by or before any governmental body with respect to the transactions contemplated by this Agreement, (2) keep the other party informed as to the status of any such proceeding, and (3) promptly inform the other party of any communications to or from the Federal Trade Commission, the Department of Justice or any other governmental body regarding the transactions contemplated by this Agreement. Symantec and Buyer will consult and cooperate with one another, and will consider in good faith the views of one another, in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with any proceeding under or relating to the HSR Act or any other federal or state antitrust or fair trade law. In addition, except as may be prohibited by any governmental body, in connection with any proceeding under or relating to the HSR Act or any other federal or state antitrust or fair trade law or any other similar proceeding, each of Symantec and Buyer will permit authorized Representatives of the other party to be present at each meeting or conference relating to any such proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any governmental body in connection with any such proceeding.

                5.6 NECESSARY CONSENTS. Symantec will, at its own expense (other than as provided in Section 5.5), use all commercially reasonable efforts to obtain such written consents and take such other actions as may be necessary or appropriate to facilitate or allow the consummation of the transactions provided for herein and to facilitate and allow Buyer to purchase the Assets at the Closing and to have full use of the Assets after the Closing.

                5.7 LITIGATION. Symantec will notify Buyer in writing promptly after learning of any action, suit, proceeding or investigation by or before any court, board or governmental agency, initiated by or against Symantec or threatened against Symantec which could have a material adverse effect on the Business, the Assets or the ability of Symantec to consummate the transactions contemplated by this Agreement.

                5.8 ACCESS TO INFORMATION. Symantec will provide Buyer and its agents with reasonable access to the files, books, records and offices of Symantec associated with the Business and the Assets, including, without limitation, any and all information relating to the Assets, taxes, commitments, contracts, leases and licenses relating to the Business or the Assets and the representations made by Symantec in this Agreement. Symantec will provide Buyer with full access to all documents, materials and information embodying or relating to the Software Programs and other Assets, including the source codes, object codes, descriptions, layouts, diagrams, reports, test and other data and programs, and all related documentation and information that is owned, used or held by Symantec relating to the Business or the Assets and the representations made by Symantec in this Agreement. Symantec will cause its accountants to cooperate with Buyer and its agents in making available all financial information reasonably requested relating to the Business or the Assets.

                5.9 SATISFACTION OF CONDITIONS PRECEDENT. Symantec will use reasonable efforts to satisfy or cause to be satisfied all the conditions precedent which are set forth in Article 9. Symantec will use its reasonable efforts to cause the transactions provided for in this Agreement to be consummated, and, without limiting the generality of the foregoing, to obtain all consents and authorizations of third parties and to make all filings with, and give all notices to, third parties that may be necessary or reasonably required on its part in order to effect the transactions provided for herein.

                5.10 ENCUMBRANCES. Symantec will use all commercially reasonable efforts to secure and preserve good title in Symantec's name in and to all of the Assets, free of material encumbrances, and to terminate or cause to be released all encumbrances on the Assets prior to Closing.

                5.11 FUTURE AGREEMENTS. If Symantec enters into any material agreement between the date of this Agreement and the Closing pertaining directly and primarily to the Business or the Assets, at the request of Buyer, Symantec agrees to include any such agreement within the Contracts.

                5.12 NO SOLICITATION.

                        (a) Symantec shall not directly or indirectly, and shall not authorize or permit any Representative directly or indirectly, to, (i) solicit, initiate, encourage or induce the making, submission or announcement of any Acquisition Proposal or take any action that could reasonably be expected to lead to an Acquisition Proposal, (ii) furnish any information regarding the Business or any of the Assets to any Person in connection with or in response to an Acquisition Proposal, (iii) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal, (iv) approve, endorse or recommend any Acquisition Proposal or (v) enter into any letter of intent or similar document or any contract contemplating or otherwise relating to any Acquisition proposal; unless Symantec's Board of Directors concludes in good faith, after consultation with outside legal counsel, that such action is required in order for Symantec's Board of Directors to comply with its fiduciary obligations to Symantec's stockholders under applicable law. Without limiting the generality of the foregoing, the Company acknowledges and agrees that any violation of any of the restrictions set forth in the preceding sentence by any Representative whether or not such Representative is purporting to act on behalf of Symantec, shall be deemed to constitute a breach of this Section 5.13.

                        (b) Symantec shall promptly advise Buyer orally and in writing of any Acquisition Proposal (including the identity of the Person making or submitting such Acquisition Proposal and the terms thereof) that is made or submitted by any Person prior to Closing. Symantec shall keep Buyer fully informed with respect to the status of any such Acquisition Proposal and any modification or proposed modification thereto.

                        (c) Symantec shall immediately cease and cause to be terminated any existing discussions with any Person that relate to any Acquisition Proposal.

                        (d) For purposes of this Agreement, the term
"ACQUISITION PROPOSAL" shall mean any offer, proposal or inquiry (other than an offer or proposal by Buyer) contemplating or otherwise relating to the acquisition of the Business or any of the Assets and the term "REPRESENTATIVES" shall mean officers, directors, employees, agents, attorneys, accountants and representatives of the entity in question.

        6. BUYER PRECLOSING COVENANTS

                Buyer covenants to and agrees with Symantec to comply with the following covenants during the period from the date of this Agreement until the
Closing:

                6.1 ADVICE OF CHANGES. Buyer will promptly advise Symantec in writing of any event occurring subsequent to the date of this Agreement that would render any representation or warranty of Buyer contained in this Agreement, if made on or as of the date of such event or the Closing Date, untrue or inaccurate in any material respect.

                6.2 SATISFACTION OF CONDITIONS PRECEDENT. Buyer will use reasonable efforts to satisfy or cause to be satisfied all the conditions precedent which are set forth in Article 8, and Buyer will use reasonable efforts to cause the transactions provided for in this Agreement to be consummated, and, without limiting the generality of the foregoing, to obtain all consents and authorizations of third parties and to make all filings with, and give all notices to, third parties that may be necessary or reasonably required on its part in order to effect the transactions provided for herein.

                6.3 REGULATORY APPROVALS. Buyer will execute and file, or assist in the execution and filing, of any application or other document that may be necessary in order to obtain the authorization, approval or consent of any governmental body, federal, state, local or foreign which may be reasonably required under the laws of the United States or otherwise, or which Symantec may reasonably request, in connection with the consummation of the transactions provided for in this Agreement. Buyer will use reasonable efforts to obtain or assist Symantec in obtaining all such authorizations, approvals and consents, and Buyer agrees to pay the reasonable costs for the same. Without limiting the generality of the foregoing, Buyer and Symantec shall, promptly after the date of this Agreement, prepare and file the notifications required under the HSR Act in connection with the transactions contemplated by this Agreement. Buyer and Symantec shall respond as promptly as practicable to (i) any inquiries or requests received from the Federal Trade Commission or the Department of Justice for additional information or documentation and (ii) any inquiries or requests received from any state attorney general or other governmental body in connection with antitrust or related matters. Each of Buyer and Symantec shall
(1) give the other party prompt notice of the commencement of any proceeding by or before any governmental body with respect to the transactions contemplated by this Agreement, (2) keep the other party informed as to the status of any such proceeding, and (3) promptly inform the other party of any communications to or from the Federal Trade Commission, the Department of Justice or any other governmental body regarding the transactions contemplated by this Agreement. Buyer and Symantec will consult and cooperate with one another, and will consider in good faith the views of one another, in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with any proceeding under or relating to the HSR Act or any other federal or state antitrust or fair trade law. In addition, except as may be prohibited by any governmental body, in connection with any proceeding under or relating to the HSR Act or any other federal or state antitrust or fair trade law or any other similar proceeding, each of Buyer and Symantec will permit authorized Representatives of the other party to be present at each meeting or conference relating to any such proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any governmental body in connection with any such proceeding.

                6.4 NO ADDITIONAL PAYMENTS. Except as otherwise specifically provided in this Agreement or the Transition Plan (defined below), Buyer will have no obligation to pay any expenses of Symantec or to fund the operations of Symantec with respect to the Business, the Assets or otherwise.

                6.5 NECESSARY CONSENTS. Buyer will use all commercially reasonable efforts to obtain such written consents and take such other actions as may be necessary or appropriate, in addition to those referred to in Section 6.3, to facilitate or allow the consummation of the transactions provided for herein at the Closing.

                6.6 LITIGATION. Buyer will notify Symantec in writing promptly after learning of any action, suit, proceeding or investigation by or before any court, board or governmental agency, initiated by or against Buyer or threatened against Buyer that would have a material adverse effect on Buyer's ability to consummate the transactions provided for herein.

        7. CLOSING MATTERS

                7.1 THE CLOSING. Subject to termination of this Agreement as provided in Article 10 below, the consummation of the transactions provided for herein (the "CLOSING") will take place at the offices of Morrison & Foerster LLP, 755 Page Mill Road, Palo Alto, California 94304 at 10:00 a.m. as soon as practicable (and in no event later than three (3) business days) following the date on which all conditions to closing have been satisfied or waived by the appropriate parties, or at such other place, time and date as the parties may mutually select (the "CLOSING DATE"). At the Closing, (x) Symantec will deliver to Buyer (i) instruments of transfer, in form and substance reasonably satisfactory to Buyer and its counsel, evidencing the sale, assignment, conveyance and transfer to Buyer of the Assets and (ii) the certificates and other documents required pursuant to Section 9 below, and (y) Buyer will (i) deliver to Symantec the certificates and other documents required pursuant to
Section 8 below, and (ii) pay to Symantec the Purchase Price by wire transfer of immediately available funds to an account designated by Symantec.

                7.2 DELIVERY OF DOCUMENTATION; TAXES. Symantec will deliver and transfer to Buyer on or before the Closing all copies of the Software Programs, work in progress and documentation with respect to the Software Programs and the other Assets, in accordance with Buyer's instructions on manner and location of delivery, and will represent at the Closing that all such copies, work in progress, documentation and other materials have been so delivered. Buyer will pay all sales, transfer, ad valorem, use and stamp taxes, if any, that may be payable in connection with the sale, assignment, conveyance, transfer and delivery of the Assets to Buyer hereunder (the "TRANSFER TAXES").

                7.3 FURTHER ASSURANCES. If, at any time after the Closing, Buyer reasonably considers or is advised that any further deeds, assignments or assurances are reasonably necessary or desirable to vest, perfect or confirm in Buyer title to any of the Assets, Symantec will promptly execute and deliver all such proper deeds, assignments and assurances and do all other things necessary or desirable to vest, perfect or confirm title to such Assets in Buyer and otherwise to carry out the purposes of this Agreement.

        8. CONDITIONS TO OBLIGATIONS OF SYMANTEC

                The obligations of Symantec hereunder are subject to the fulfillment or satisfaction, on and as of the Closing, of each of the following conditions (any one or more of which may be waived by Symantec, but only in a writing signed by Symantec):

                8.1 ACCURACY OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of Buyer set forth in this Agreement shall be true and accurate in every material respect on and as of the date of this Agreement and (as supplemented or amended by any supplements or amendments delivered by Buyer to Symantec in writing, and accepted by Symantec, prior to the Closing Date) as of the Closing Date with the same force and effect as if they had been made at the Closing. Symantec shall have received a certificate to such effect executed by BEA's Chief Executive Officer on behalf of BEA.

                8.2 COVENANTS. Buyer shall have performed and complied in all material respects with all of its covenants contained in Article 6 on or before the Closing. Symantec shall have received a certificate to such effect executed by BEA's Chief Executive Officer on behalf of BEA.

                8.3 COMPLIANCE WITH LAW. There shall be no order, decree, or ruling by any court or governmental agency or threat thereof, or any other fact or circumstance, which would prohibit or render illegal the transactions contemplated by this Agreement.

                8.4 GOVERNMENT CONSENTS. There shall have been obtained at or prior to the Closing Date such permits or authorizations by any regulatory authority having jurisdiction over the parties and the actions herein proposed to be taken, including, without limitation, approval or early termination of the review of the HSR Filings (the "HSR APPROVAL"), and there shall have been taken such other action, as may be required to consummate the transactions provided for herein in compliance with applicable laws.

                8.5 NO LITIGATION. No litigation or proceeding shall be pending which has the probable effect of enjoining or preventing the consummation of any of the transactions provided for in this Agreement .

                8.6 TRANSITION PLAN. The parties shall have signed a Transition Plan in the form attached as Exhibit E (the "TRANSITION PLAN").

                8.7 OPINION OF COUNSEL. Symantec shall have received from Morrison & Foerster, LLP, an opinion substantially in the form attached hereto as Exhibit F.

        9. CONDITIONS TO OBLIGATIONS OF BUYER

                The obligations of Buyer hereunder are subject to the fulfillment or satisfaction, on and as of the Closing, of each of the following conditions (any one or more of which may be waived by Buyer, but only in a writing signed by Buyer):

                9.1 ACCURACY OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of Symantec set forth in this Agreement shall be true and complete in every material respect, on and as of the date of this Agreement and (as supplemented or amended by any supplements or amendments delivered by Symantec to Buyer in writing, and accepted by Buyer, prior to the Closing Date) as of the Closing with the same force and effect as if they had been made at the Closing, except for such representations and warranties that are otherwise qualified by materiality and the representations and warranties contained in Sections 3.7, 3.9, 3.10, 3.11, 3.14 and 3.20 hereof, each of which shall be true and correct in all respects on and as of the date of this Agreement and (as supplemented or amended by any supplements or amendments delivered by Symantec to Buyer in writing, and accepted by Buyer, prior to the Closing Date) as of the Closing with the same force and effect as if they had been made at the Closing. Buyer shall have received a certificate to such effect executed by the Chief Executive Officer of Symantec on behalf of Symantec.

                9.2 COVENANTS. Symantec shall have performed and complied in all material respects with all of its covenants contained in Article 5 and in
Section 7.2 on or before the Closing, and Buyer shall have received a certificate to such effect signed by the Chief Executive Officer of Symantec on behalf of Symantec.

                9.3 COMPLIANCE WITH LAW. There shall be no order, decree, or ruling by any court or governmental agency or threat thereof, or any other fact or circumstance, which would prohibit or render illegal the transactions provided for in this Agreement.

                9.4 GOVERNMENT CONSENTS. There shall have been obtained at or prior to the Closing Date such permits or authorizations by any regulatory authority having jurisdiction over the parties and the actions herein proposed to be taken including, without limitation, the HSR Approval, and there shall have been taken such other action, as may be required to consummate the transactions provided for herein in compliance with applicable laws.

                9.5 NO LITIGATION. No litigation or proceeding shall be pending which has the probable effect of (a) enjoining or preventing the consummation of any of the transactions provided for in this Agreement or (b) having a material adverse effect on the Assets or Buyer's ownership and use thereof.

                9.6 NO MATERIAL ADVERSE CHANGE. No material adverse change shall have occurred after October 31, 1999 in the Business or the Assets.

                9.7 ANCILLARY AGREEMENTS. An Offer Letter in the form of Exhibit G hereto, with such changes as may be approved by Buyer, shall have been executed and delivered to Buyer by the people listed on Section 9.7 of the Buyer Exception Letter.

                9.8 STATUS OF SOFTWARE PROGRAMS. Buyer, or its agent, shall have received the Software Programs.

                9.9 RELEASE OF OBLIGATIONS. Symantec shall have executed and delivered agreements in the form attached hereto as Exhibit H, releasing those Business Employees who have accepted employment (either as of the Closing or thereafter) with Buyer or any of its affiliates from any obligations of such employees to Symantec under employment agreements, confidentiality agreements, invention agreements or other similar agreements to the extent that such obligations would restrict or inhibit the employees' performance of their duties as employees of Buyer or its subsidiaries.

                9.10 OPINION OF COUNSEL TO SYMANTEC. Buyer shall have received from Fenwick & West, an opinion substantially in the form attached hereto as
Exhibit I.

                9.11 DOCUMENTS. Buyer shall have received all written consents, assignments, waivers, authorizations or other certificates reasonably deemed necessary by Buyer's legal counsel to provide for the assignment to Buyer of all Contracts (other than the Contracts listed in Section 9.11 of the Symantec Exception Letter) and the continuation in full force and effect of the Contracts, for the sale, assignment, and transfer to Buyer of the other Assets, including, without limitation, the domain name "www.visualcafe.com", for Buyer's unrestricted and encumbered use thereof (except for those encumbrances listed in Section 1.2 of the Symantec Exception Letter), and for Buyer to consummate the transactions contemplated hereby; provided that none of the Contracts will be adversely affected by the transactions provided for herein.

                9.12 TRANSITION PLAN. The parties shall have signed the Transition Plan.

                9.13 LICENSE AGREEMENT. The parties shall have executed the License.

        10. TERMINATION OF AGREEMENT

                10.1 PRIOR TO THE CLOSING.

                        (a) This Agreement may be terminated at any time prior to the Closing by the mutual written consent of each of the parties hereto.

                        (b) Unless otherwise specifically provided herein or agreed in writing by the parties hereto, this Agreement will be automatically terminated if all conditions to the Closing have not been or cannot reasonably be satisfied or waived, on or before December 31, 1999; provided, however, that the parties may agree in writing to extend this date.

                10.2 AT THE CLOSING. At the Closing, this Agreement may be terminated and abandoned:

                        (a) By Buyer if any of the conditions precedent to Buyer's obligations set forth in Section 9 above have not been fulfilled or waived at and as of the Closing or if Symantec is in material breach of this Agreement; or

                        (b) By Symantec if any of the conditions precedent to their obligations set forth in Section 8 above have not been fulfilled or waived at and as of the Closing or if Buyer is in material breach of this Agreement.

        Except as otherwise provided herein, any termination of this Agreement under this Section 10.2 will be effective upon the delivery of notice of the terminating party to the other party hereto.

                10.3 CONFIDENTIALITY AGREEMENT. The parties respective obligations under that certain Confidentiality Agreement dated __________, 1999 (the "CONFIDENTIALITY AGREEMENT") will remain in full force and effect, in accordance with the terms of such Confidentiality Agreement, after the termination of this Agreement for any reason.

                10.4 CERTAIN CONTINUING OBLIGATIONS. Following any termination of this Agreement pursuant to this Article 10, the parties hereto will continue to perform their respective obligations under Sections 10.3 and 12.17, but the parties will not be required to continue to perform their other covenants under this Agreement and the representations and warranties made by each party will terminate and be of no further force or effect.

        11. SURVIVAL OF REPRESENTATIONS, INDEMNIFICATION AND REMEDIES, CONTINUING COVENANTS

                11.1 SURVIVAL OF REPRESENTATIONS. The parties' respective representations, warranties and covenants contained in this Agreement will remain operative and in full force and effect for twelve months after the Closing in accordance with their respective terms.

                11.2 INDEMNIFICATION.

                        (a) After the Closing, and subject to Section 11.2(e), Symantec will indemnify, defend and hold harmless Buyer and each of its directors, and shareholders, and officers, and their administrators, successors and assigns against any Loss to which any such person or entity may become subject insofar as such Loss (or actions in respect thereof) arise out of or are based upon: (a) any breach by Symantec of its obligations, representations or warranties under this Agreement or any material misrepresentation by Symantec under this Agreement, (b) any liabilities of Symantec not expressly assumed by Buyer hereunder, (c) except as expressly assumed by Buyer herein, the operation of the Business at any time on or prior to the Effective Date (including any taxes related to Symantec's operations), the operation of the Business other than in the ordinary course between the Effective Date and the Closing Date, and any claims or actions brought by Symantec employees, former employees, agents or representatives based on claims arising prior to the Closing Date, other than those expressly assumed by Buyer, (d) Software Programs or other products or services sold, licensed or otherwise provided by Symantec to third parties on or prior to the Closing, other than warranty and service claims based on warranties disclosed to Buyer hereunder, (e) any claim of infringement, misappropriation or violation of any patent, copyright, trademark, service mark, or other intellectual or industrial property or proprietary right of any third party by the Intellectual Property Rights or the Software Programs as such claim relates to the period prior to the Closing or exists in breach of Symantec's representations and warranties in Section 3.10 hereof, or (f) failure of Symantec to comply with any Environmental Law. Symantec will reimburse any such person or entity for any legal or any other expenses reasonably incurred by such person or entity in connection with investigating or defending any such loss, claim, damage, liability or action, to the extent that the indemnity provided for above applies. No recovery will be available under this Section 11.2(a) for lost profits or consequential damages. As to any claim for indemnification provided for in this Section 11.2 other than with respect to an Indemnified Distributor Claim, such claim shall not apply unless and until the Loss for which one or more indemnified party seeks indemnification under this Section, exclusive of legal fees, exceeds $300,000 (the "BASKET"), in which event Symantec shall be liable to indemnify such indemnified party or parties for all of the Loss. Symantec liability under Section 11.2(a) and otherwise under this Agreement shall be limited to Seven Million Five Hundred Thousand Dollars ($7,500,000.00) in the aggregate.

                        (b) After the Closing, and subject to Section 11.2(e), Buyer will indemnify, defend and hold harmless Symantec and each of its directors, and shareholders, and officers, and their administrators, successors and assigns against any Loss to which any such person or entity may become subject insofar as such Loss (or actions in respect thereof) arise out of or are based upon: (a) any breach by Buyer of its obligations, representations or warranties under this Agreement or any material misrepresentation by Buyer under this Agreement, (b) any liabilities assumed by Buyer hereunder, or (c) the operation of the Business at any time after the Effective Date (including any taxes related to Buyer's operations). Buyer will reimburse any such person or entity for any legal or any other expenses reasonably incurred by such person or entity in connection with investigating or defending any such loss, claim, damage, liability or action, to the extent that the indemnity provided for above applies. No recovery will be available under this Section 11.2(b) for lost profits or consequential damages. As to any claim for indemnification provided for in this Section 11.2(b), such claim shall not apply unless and until the Loss for which one or more indemnified party seeks indemnification under this Section, exclusive of legal fees, exceeds $300,000 (the "BASKET"), in which event Buyer shall be liable to indemnify such indemnified party or parties for all of the Loss. Buyer liability under Section 11.2(b) and otherwise under this Agreement shall be limited to Seven Million Five Hundred Thousand Dollars ($7,500,000.00) in the aggregate.

                        (c) As used in this Article 11, "LOSS" means and includes any and all liabilities, losses, damages, claims, expenses, costs, fines, fees, penalties, obligations, injuries or amounts paid in settlement, including those resulting from any and all claims, actions, suits, demands, assessments, investigations, judgments, orders, awards, arbitrations, settlements or other proceedings, together with reasonable costs and expenses, including the reasonable attorneys' and experts' fees, court costs, arbitration costs, filing fees and other legal costs and expenses relating thereto.

                        (d) Each person entitled to indemnification under this
Section 11.2 (the "INDEMNIFIED PARTY") will give notice in writing to the party required to provide such indemnification (the "INDEMNIFYING PARTY") promptly after such Indemnified Party has knowledge of any claim as to which indemnity may be sought, and will permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom; provided, that counsel for the Indemnifying Party, which will conduct the defense of such claim or litigation, shall be approved by the Indemnified Party (which approval must not be unreasonably withheld); and, provided, further, that the failure of any Indemnified Party to give notice as provided herein will not relieve the Indemnifying Party of its obligations under this Section 11.2 except to the extent the Indemnifying Party is actually prejudiced thereby. The Indemnified Party may participate in such defense at such party's cost and expense. The Indemnifying Party will not, in the defense of any such claim or litigation, except with the consent of each Indemnified Party (which consent will not be unreasonably withheld or delayed), consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation, and no Indemnified Party will consent to entry of any judgment or settle such claim or litigation (or enter into any agreement related to the same with the claimants) without the prior written consent of the Indemnifying Party.

                        (e) No claim for indemnification under this Section 11.2 may be brought after the first (1st) anniversary of the Closing Date.

                11.3 NO LIMITATION ON INJUNCTIVE RELIEF. The foregoing provisions of this Article 11 shall be the exclusive monetary remedies available to an Indemnified Party , but nothing herein shall be deemed to restrict a party's ability to seek and obtain injunctive relief in an appropriate case.

                11.4 NONSOLICITATION OF EMPLOYEES. Beginning with the execution of this Agreement and continuing until two years after the Closing Date, Symantec will not directly or indirectly recruit, attempt to hire, solicit or assist others in recruiting, attempting to hire or soliciting any Business Employee hired by Buyer.

                11.5 NONCOMPETITION PROVISION.

                        (a) In consideration of Buyer entering into this Agreement, Symantec hereby agrees with Buyer (and for the purposes of this clause, Buyer includes any associated, subsidiary, related or affiliate company) that for a two year period following the Closing (the "NONCOMPETE PERIOD"), Symantec will not, directly or indirectly, (except with the prior written consent of Buyer) or in any other capacity whatsoever of or for any person, firm, partnership, company or corporation other than Buyer:

                                (i) Own, manage, operate, sell, control or
participate in the ownership, management, operation, sales or control of or be connected in any manner with any business engaged, in the design, research, development, marketing, sale, or licensing of computer software that is substantially similar to or competitive with the Business, other than in connection with a non-controlling interest in a public company or a private company primarily engaged in another business; or

                                (ii) Directly or indirectly develop computer
software that is substantially similar to or competitive with any of the Programs.

                        (b) GEOGRAPHICAL AREAS. The geographical areas in which the restrictions provided for in this Section 11.5 apply include all cities, counties and states of Europe, Japan, China, Taiwan, Korea, Australia, the United States, and all other countries in which Buyer (or any of its subsidiaries) has engaged in licensing or sales or otherwise conducted business or selling or licensing efforts at any time up to and including the date of the Closing. Symantec acknowledges that the scope and period of restrictions and the geographical area to which the restrictions imposed in this Section 11.5 applies are fair and reasonable and are reasonably required for the protection of Buyer and that this Agreement accurately describes the business to which the restrictions are intended to apply..

                        (c) AMENDMENT TO RETAIN ENFORCEABILITY. It is the intent of the parties that the provisions of this Section 11.5 will be enforced to the fullest extent permissible under applicable law. If any particular provision or portion of this Section is adjudicated to be invalid or unenforceable, this Agreement will be deemed amended to revise that provision or portion to the minimum extent necessary to render it enforceable. Such amendment will apply only with respect to the operation of this paragraph in the particular jurisdiction in which such adjudication was made.

                        (d) INJUNCTIVE RELIEF. Seller acknowledges that any breach of the covenants of this Section 11.5 will result in immediate and irreparable injury to Buyer and, accordingly, consents to the application of injunctive relief and such other equitable remedies for the benefit of Buyer as may be appropriate in the event such a breach occurs or is threatened. The foregoing remedies will be in addition to all other legal remedies to which Buyer may be entitled hereunder, other than monetary damages which are specifically limited to indemnification pursuant to Section 11.2 above.

                11.6 COOPERATION ON TAX AUDITS. The parties shall also cooperate in making information available as needed in the event of a tax audit, whether in the United States or any other country; provided, however, that the party being audited shall reimburse the other party for any of its out of pocket costs incurred in connection with providing such information. The obligation pursuant to this paragraph to cooperate in making information available as needed in the event of a tax audit shall survive the expiration of this Agreement.

        12. UNASSIGNED CONTRACTS. The parties hereto agree to cooperate with respect to obtaining consents to the assignment of the Contracts. To the extent that Symantec has made a good faith effort to obtain a consent to assign a Contract to Buyer and has been unable to do so, Symantec agrees to subcontract to Buyer with respect to such Contract or otherwise cooperate with Buyer in order to provide Buyer the benefits of such Contract.

        13. MISCELLANEOUS.

                13.1 GOVERNING LAW. The internal laws of the State of California, (irrespective of its conflicts of law principles) will govern the validity of this Agreement, the construction of its terms, and the interpretation and enforcement of the rights and duties of the parties hereto.

                13.2 CONSULTATIONS. The parties each acknowledge that they have consulted with their respective accounting and tax advisors in connection with the accounting and tax treatment for this transaction, that each such party will bear all risk in connection with its accounting and tax treatment of the transactions contemplated hereby and that no party is relying on any other party in connection with the same.

                13.3 ASSIGNMENT; BINDING UPON SUCCESSORS AND ASSIGNS. Neither party hereto may assign any of its rights or obligations hereunder, by operation of law or otherwise, without the prior written consent of the other party hereto. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

                13.4 SEVERABILITY. If any provision of this Agreement, or the application thereof, is for any reason held to any extent to be invalid or unenforceable, the remainder of this Agreement and application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision.

                13.5 COUNTERPARTS. This Agreement may be executed in counterparts, each of which will be an original as regards any party whose signature appears thereon and all of which together will constitute one and the same instrument. This Agreement will become binding when one or more counterparts hereof, individually or taken together, bear the signatures of all the parties reflected hereon as signatories.

                13.6 AMENDMENT. Any term or provision of this Agreement may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only by a writing signed by the party to be bound thereby.

                13.7 NO WAIVER. The failure of any party to enforce any of the provisions hereof will not be construed to be a waiver of the right of such party thereafter to enforce such provisions. The waiver by any party of any breach hereof or any default in the performance hereof or of the right to enforce any of the provisions hereof on any occasion will not be deemed to constitute a waiver of any other default or any succeeding breach or default or of the right of such party to enforce such provision on any other occasion.

                13.8 EXPENSES. Each party will bear its respective expenses and fees of its own accountants, attorneys, investment bankers and other professionals incurred with respect to this Agreement and the transactions contemplated hereby.

                13.9 ATTORNEYS' FEES. Should any legal action or proceeding be brought to enforce or interpret any part of this Agreement, the prevailing party will be entitled to recover, as an element of the costs of suit and not as damages, reasonable attorneys' fees, costs and expenses in connection with such legal action or proceeding (including all appeals) in addition to all other relief to which such party may be entitled.

                13.10 NOTICES. Any notice or other communication required or permitted to be given under this Agreement will be in writing, will be delivered personally or by mail or express delivery, postage prepaid, and will be deemed given upon actual delivery or, if mailed by first class mail, on the third business day following deposit in the mails, addressed as follows:

                                (i) If to Buyer:

                                         Buyer Corporation
                                         2315 North First Street
                                         San Jose, CA 95131
                                         Attention:  General Counsel
                                         with a copy to:

                                         Morrison & Foerster LLP
                                         755 Page Mill Road
                                         Palo Alto, California  94304
                                         Attention:  William D. Sherman

                                (ii) if to Symantec:

                                         Symantec Corporation
                                         20330 Stevens Creek Blvd.
                                         Cupertino, CA 95024
                                         Attention:  General Counsel

                                         with a copy to:

                                         -----------------------
                                         -----------------------
                                         -----------------------
                                         Attention:_____________

or to such other address as the party in question may have furnished to the other party by written notice given in accordance with this Section 12.11.

                13.11 CONSTRUCTION OF AGREEMENT. This Agreement has been negotiated by the respective parties hereto and their attorneys, and the language hereof will not be construed for or against either party. A reference to an article, section or exhibit will mean an article or section in, or an exhibit to, this Agreement, unless otherwise explicitly set forth. The titles and headings in this Agreement are for reference purposes only and will not in any manner limit the construction of this Agreement. For the purposes of such construction, this Agreement will be considered as a whole. The terms "including" and "include" as used in this Agreement will be deemed to include the phrase "without limitation."

                13.12 NO JOINT VENTURE. Nothing contained in this Agreement will be deemed or construed as creating a joint venture or partnership between the parties hereto. No party is by virtue of this Agreement authorized as an agent, employee or legal representative of any other party. No party will have the power to control the activities and operations of any other, and the parties' status is, and at all times, will continue to be, that of independent contractors with respect to each other. No party will have any power or authority to bind or commit any other. No party will hold itself out as having any authority or relationship in contravention of this Section.

                13.13 FURTHER ASSURANCES. Each party agrees to cooperate fully with the other party and to execute such further instruments, documents and agreements and to give such further written assurances as may be reasonably requested by the other party to evidence and reflect the transactions provided for herein and to carry into effect the intent of this Agreement.

                13.14 ABSENCE OF THIRD PARTY BENEFICIARY RIGHTS. No provisions of this Agreement are intended, nor will be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any client, customer, affiliate, partner or employee of any party hereto or any other person or entity, unless specifically provided otherwise herein, and, except as so provided, all provisions hereof will be personal solely between the parties to this Agreement.

                13.15 PUBLIC ANNOUNCEMENT. At a mutually agreed time following the execution of this Agreement and prior to the earliest possible date for HSR Approval, if practicable, the parties will issue a press release approved by the parties announcing their entering into this Agreement. Until such time, none of the parties will disclose the existence or substance of this Agreement or the transactions provided for in this Agreement; provided, however, each party may issue such press releases, and make such other disclosures, as it determines to be required or appropriate under applicable securities laws or NASD rules, after reasonable consultation where possible with the other parties.

                13.16 CONFIDENTIALITY. Except as expressly authorized by Buyer in writing, Symantec will not directly or indirectly divulge to any person or entity or use any Buyer Confidential Information. Except as expressly authorized by Symantec in writing, Buyer will not directly or indirectly divulge to any person or entity or use any Symantec Confidential Information. As used herein, "BUYER CONFIDENTIAL INFORMATION" consists of (a) any information designated by Buyer as confidential whether developed by Buyer or disclosed to Buyer by a third party, (b) any information relating to Buyer's product plans, product designs, product costs, product prices, product names, finances, marketing plans, business opportunities, personnel, research, development or know-how or
(c) on or after the Closing Date, any proprietary or confidential information included in or associated with the Assets or the Business. As used herein, "SYMANTEC CONFIDENTIAL INFORMATION" consists of (x) any information designated by Symantec as confidential whether developed by Symantec or disclosed to Symantec by a third party (on or after the Closing Date such information will not include any information included in the Assets), (y) any information relating to the product plans, product designs, product costs, product prices, product names, finances, marketing plans, business opportunities, personnel, research, development or know-how of Symantec, and all rights in software and developments (except that nothing herein will restrict Buyer's use and disclosure of information included in the Assets after the Closing). "BUYER CONFIDENTIAL INFORMATION" and "SYMANTEC CONFIDENTIAL INFORMATION" also include the terms and conditions and existence of this Agreement, except as disclosed in accordance with Section 12.15 above. The foregoing restrictions will apply to information about a party whether or not it was obtained from such party's employees, acquired or developed by the other party during such other party's performance under this Agreement, or otherwise learned, including all information obtained through due diligence, and by a party's accountants, attorneys and other agents under or as the result of this Agreement. The foregoing restrictions will not apply to information that (i) has become publicly known through no wrongful act of the receiving party, (ii) has been rightfully received from a third party authorized by the party which is the owner, creator or compiler to make such disclosure without restriction, (iii) has been approved for release by written authorization of the party which is the owner, creator or compiler, or (iv) is being or has theretofore been disclosed pursuant to a valid court order after a reasonable attempt has been made to notify the party which is the owner, creator or compiler.

                13.17 ENTIRE AGREEMENT. This Agreement, the exhibits hereto and the Confidentiality Agreement constitute the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous agreements, understandings, negotiations and discussions, express or implied, written or oral, of the parties with respect to the subject matter hereof. The express terms hereof control and supersede any course of performance or usage of trade inconsistent with any of the terms hereof.

                13.18 BEST KNOWLEDGE. For purposes of this Agreement, the term "best knowledge" of Symantec shall mean the actual knowledge of Symantec's officers, directors and managers, as well as any facts that such individuals would have had if they made reasonable inquiry as to any matters where they have knowledge of facts that would make a reasonable man conduct a further inquiry.

                  [Remainder of Page Intentionally Left Blank]

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SYMANTEC CORPORATION

By: /s/ Gregory Myers
   -----------------------------

    Name: Gregory Myers
         -----------------------

    Its:
        ------------------------

SYMANTEC LIMITED

By: /s/ Art Courville
   -----------------------------

    Name: Art Courville
         -----------------------

    Its:
        ------------------------

BEA SYSTEMS, INC.

By: /s/ Robert Donohue
   -----------------------------

    Name: Robert Donohue
         -----------------------

    Its: VP, Legal and Secretary
        ------------------------

WB INFORMATION CORPORATION

By: /s/ Robert Donohue
   -----------------------------

    Name: Robert Donohue
         -----------------------

    Its: VP
        ------------------------

        [SYMANTEC CORPORATION AGREES TO FURNISH SUPPLEMENTALLY A COPY OF ANY OMITTED SCHEDULE TO THE COMMISSION UPON REQUEST.]



                             EXHIBITS AND SCHEDULES



EXHIBIT A, THE BUSINESS

The Business consists of the Symantec Visual Cafe product line and the associated product team. This is a product line of Integrated Development Environments (IDE) for the Java programming language. It includes the basic programming needs of an IDE, including a source code editor, a class browser, a project manager, a build system, a compiler, a debugger, a form designer, and a component library. The Visual Cafe product line is available in different versions or editions that include additional capabilities on top of the base IDE. These include capabilities for helping developers create, develop, and easily deploy Java database applications, server side logic, and distributed applications.

The Visual Cafe product team is composed of software developers, software quality assurance engineers, technical writers, a build engineer, a program manager, a product manager, a developer relations manager, an events coordinator, and a team of sales representatives. All customer support responsibilities are provided by personnel located at the Symantec Eugene site (i.e. outside the Visual Cafe product team).

The Business does not include projects of Symantec's Internet Tools business unit outside of the Visual Cafe product line or previously discontinued projects (e.g., Visual Page, the project which had the code name "007", etc.)



EXHIBIT A-1, THE PROGRAMS

Visual Cafe Enterprise Suite v. 3.1 for Windows 95/98/NT

Visual Cafe Expert Edition v. 4.0 for Windows 95/98/NT

Visual Cafe Standard Edition v. 4.0 for Windows 95/98/NT

Visual Cafe Open API SDK for Windows 95/98/NT

The Programs do not include any third party technology or components incorporated in such products.

EXHIBIT A-2, THE TOOLS

[INTENTIONALLY LEFT BLANK]

EXHIBIT A-3, RETAINED PROGRAMS AND COMPONENTS

Just-in-Time Compiler (JIT)

Symantec C++

Visual Page

LiveReg (on-line registration module)

LiveUpdate (only in Visual Cafe Enterprise Suite v. 3.1 for Windows 95/98/NT; it has been removed from Visual Cafe v. 4 versions)

EXHIBIT A-4, SUPERCEDED PROGRAMS

All versions of Symantec Cafe

All versions of Visual Cafe prior to the Programs

All Macintosh versions of Visual Cafe

EXHIBIT B, DEVELOPMENTS

The ongoing development efforts are the efforts to develop of Visual Cafe Enterprise Suite v. 4.0, as well as other efforts to improve and create future versions of the Programs



[ALL REMAINING EXHIBITS INTENTIONALLY LEFT BLANK]

EXHIBIT C, LICENSES, CONTRACTS AND OTHER OBLIGATIONS

EXHIBIT D, TANGIBLE ASSETS

EXHIBIT E, TRANSITION PLAN

EXHIBIT F, OPINION OF MORRISON & FOERSTER, LLP

EXHIBIT G, OFFER LETTER

EXHIBIT H OPINION OF FENWICK & WEST